Exhibit 3.1.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOUTHERN FIRST BANCSHARES, INC.

(as amended effective May 19, 2023)

(redline version of amended sections)

ARTICLE EIGHT

CLASSIFIED BOARD OF DIRECTORS

At ~~any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. The terms of directors in the first class expire at the first annual shareholders’ meeting after their election, the terms of the second class expire at the second annual shareholders’ meeting after their election, and the terms of the third class expire at the third annual shareholders’ meeting after their election.~~ the annual meeting of shareholders that is held in calendar year 2023, the Class III directors shall be elected for a term expiring at the annual of meeting of shareholders that is held in calendar year 2026 and until such directors’ successors have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2024, the Class I directors shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2025 and until such directors’ successors shall have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2025, the Class I and Class II directors shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2026 and until such directors’ successors shall have been elected and qualified. At each annual shareholders’ meeting held thereafter, all directors shall be ~~chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders~~ elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified. Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.